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			       VICTORIA
			       MORTGAGE


			ANNUAL CERTIFICATION

		      RAC Mortgage Funding Corp
			    Inv. # 483

In accordance with our Servicing Contract (Contract), I hereby certify as to each mortgage loan being serviced by Victoria Mortgage Corp. ("VMC") that as of the preceding anniversary date of the Contract:

1. I am an officer of VMC, as such term is defined in the Contract and I am authorized to issue this Annual Certification.

2. All real estate taxes and special assessments of any nature, relating to the mortgage loans, have been paid as and when due.

3. The insurance policies are fully paid and comply with the Contract.

4. All inspections have been made as required by the Contract.

5. Analysis has been made to ensure sufficient monies are being collected in escrow for the current year.

I FURTHER CERTIFY:

A. To the best of my knowledge and upon reasonable investigation, the servicing of the Mortgage Loans during the year preceding the last anniversary date of the Contract has been conducted in compliance with the Contract except for such exceptions as to have set forth below:

	Exceptions:  None

B. A review of activities with respect to performance under the Contract during the year preceding the last anniversary date of the Contract has been under my supervision and to the best of my knowledge, based on such review, no default exists as of the above date of fulfillment of any obligations under the Contract other than the events of default, if any, which I have listed below with the nature and status there of:

	Events of default:  None

SERVICER:  VICTORIA MORTGAGE CORP.

	Signed by:

	/s/ Deborha Harrington                          3-31-95
	Deborha Harrington, Vice President              Date


				P. O. Box 34777 (78265)
				4406 Piedras Drive West
				San Antonio, Texas  78228

			    An Equal Opportunity Employer